Exhibit 10.6

EMPLOYMENT AGREEMENT

This AGREEMENT is made as of this 21st day of March. 2005 by and among THE WASHINGTON SAVINGS BANK, a federally chartered stock savings bank (the “Employer”) and PHILLIP C. BOWMAN, an individual residing in Arnold, Maryland (the “Executive”).

WHEREAS, the Employer wishes to retain Executive to serve as its Chief Executive Officer, effective March 21, 2005;

WHEREAS, Employer’s retention of the Executive and the terms hereof is subject to prior approval by the Office of Thrift Supervision;

WHEREAS, the Office of Thrift Supervision, by letter dated March 16, 2004, has granted the Employer a waiver of the prior notice requirement under applicable regulations, to permit Executive to commence employment immediately;

WHEREAS, the Board of Directors of the Employer have approved and authorized the Employer to enter into this Agreement with the Executive, subject to approval  by the Office of Thrift Supervision;

WHEREAS, the Executive is willing to accept employment as the Chief Executive Officer of the Employer on the terms and conditions set forth herein; and

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of the Executive with the Employer;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             Employment.

(a)           Term. The initial term of employment under this Agreement shall be for the period commencing on the later of the date hereof or approval by the Office of Thrift Supervision (as described above) and ending on March 20, 2008 (the “Initial Term”). Subject to annual review and approval by the Board of Directors of the Employer, this Agreement may be extended by written notice from the Employer to the Executive for an additional consecutive 12-month period (the “Extended Term”) no later than March 21, 2007 and every subsequent March thereafter, unless the Executive has given contrary written notice to the Employer at least 90 days before any such renewal date. The Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Term.”

(b)           Duties. The Executive is employed as chief executive officer during the Employment Term. As chief executive officer, the Executive shall render executive, policy and other management services to the Employer consistent with the Executive’s position and experience and of the type customarily performed by persons serving in a similar capacity, and shall be responsible for all aspects of the management and operations of the Employer (including without limitation development and implementation of a revised business plan, supervision of the Employer’s lending function, and development of an executive management team consistent with the Employer’s business plan and the policies and direction of the Board of Directors) and shall report to the Employer’s Board of Directors or such committee thereof as shall be designated by the Board of Directors. During the Employment Term, there shall be no material decrease in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing. During the Employment Term, the Executive shall not be required to relocate, without his consent, his place of employment to a location more than 50 miles away from the Employer’s Bowie, Maryland headquarters location to perform his duties hereunder, except for reasonably required travel by the Executive on the business of the Employer. The Executive is encouraged to affiliate with professional associations, business and civic organizations in support of his role as chief executive officer, provided that Executive’s involvement in such activities does not adversely affect the performance of his duties on behalf of the Employer.

2.             Compensation and Benefits.

(a)           Base Salary. The Executive shall initially be paid a base salary at an annualized rate of $225,000 (as may be adjusted from time to time in accordance with this Agreement, “Base Salary”), payable in accordance with the Employer’s regular payroll practices for its executive employees. On an annual basis, prior to November 30 of each year during the Employment Term, the Executive’s Base Salary shall be reviewed by the independent members of the Board of Directors (or a committee comprised exclusively of independent members, as set forth in the listing standards of the American Stock Exchange) and may be increased in the discretion of the Board of Directors of the Employer or such committee. In reviewing the Executive’s Base Salary, the Chief Executive Officer and Board of Directors of the Employer shall consider the Executive’s performance, scope of responsibility, and such other matters as they deem appropriate. The Base Salary of the Executive shall not be decreased at any time during the Employment Term from the amount then in effect, unless the Executive otherwise agrees in writing.

(b)           Bonuses and Incentive Compensation. The Executive shall be eligible to receive an annual bonus of $50,000 for the initial year of service hereunder, payable by March 31, 2006, and thereafter such bonuses as shall be determined by the independent members of the Board of Directors (or a committee comprised exclusively of independent members). No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonus when and as declared by the Board of Directors of the Employer. This provision shall not preclude the grant of any other bonus or incentive compensation to the Executive as determined by the Board of Directors of the Employer.

(c)           Employee Stock Options. The Executive shall be entitled on and effective as of September 30, 2005 (provided Executive continues to be employed on that date) to an initial grant of 5-year options to purchase 5,000 shares of the Employer’s Common Stock at an exercise price per share equal to the closing price of the Common Stock on the American Stock Exchange on that date. The option grant shall be evidenced by the Employer’s customary form. Any further grant of employee stock options shall be subject to the discretion of the independent members of the Board of Directors or its Compensation Committee.

(d)           Benefit Plans. The Executive shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by the Employer for the benefit of its executive employees. The Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. If the Executive’s employment by the Employer shall cease for any reason other than by voluntary termination (as described in Section 3(b) below) or for “Cause” (defined in Section 3(e) below), the Executive shall receive continued group life, health, dental, accident and long term disability insurance coverage for the remaining Employment Term, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a “Change of Control” (defined in Section 4(b) below), on the date of such Change of Control, whichever benefits are greater, if he had continued working for the Employer during the remaining Employment Term at the highest rate of salary achieved during the Employment Term, but taking into account any coverage provided from any subsequent employer.

(e)           Expenses. Subject to the policies of the Employer and oversight by the Board of Directors or the Audit Committee thereof, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of business entertainment, travel, and attendance at conventions and meetings. The Employer (subject to oversight by the Audit Committee) shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses.

(f)            Other Benefits. During the period of employment, the Executive shall also be entitled to receive the following benefits:

(i)            Paid vacation of at least four weeks during each calendar year (prorated for partial years) (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to substantially all employees of the Employer in accordance with the Employer’s holiday policy;

(ii)           Reasonable sick leave consistent with the Employer’s policy in that regard for other executive officers;

(iii)          Reimbursement of monthly dues and related fees (but not personal expenses) for one country club membership as may be beneficial to the Executive’s roles with the Employer. The choice of club shall be subject to prior review and approval by the Audit Committee of the Board of Directors, and shall be subject to subsequent review and disapproval by the Audit Committee; and

(iv)          The lease of an automobile for business use for up to $500 monthly and reasonable associated repair and maintenance costs.

3.             Termination.

Prior to a Change of Control, the Executive’s employment by the Employer shall be subject to termination as follows:

(a)           Expiration of the Employment Term. The Executive’s employment with the Employer shall not terminate prior to the expiration of the established term, except as provided below in Section 3.

(b)           Voluntary Termination. The Executive may terminate this Agreement upon not less than 60 days prior written notice delivered to the Employer, in which event the Executive shall be entitled only to the compensation and benefits the Executive has earned or accrued through the effective date of the voluntary termination.

(c)           Termination Upon Death. This Agreement shall terminate upon the Executive’s death. In the event this Agreement is terminated as a result of the Executive’s death, the Employer shall continue payments of the Executive’s Base Salary which should have otherwise been due for a period of 30 days following the Executive’s death to the Executive’s estate.

(d)           Termination Upon Disability. The Employer may terminate this Agreement upon the Executive’s disability. For purposes of this Agreement, the Executive’s inability to perform the Executive’s duties hereunder by reason of physical or mental illness or injury for a period of 26 consecutive weeks that follows the Executive’s use of all available sick leave (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by the Employer. During the Disability Period, the Executive shall be entitled to 100% of the Executive’s Base Salary otherwise payable during that period, reduced by any other Employer provided benefits to which the Executive may be entitled with respect to the Disability Period which benefits are specifically payable solely on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement then in effect, it being acknowledged that the Employer does not currently maintain any group disability coverage).

(e)           Termination for Cause. Subject to the provisions of Section 3(k) of this Agreement, the Employer may terminate Executive’s employment for Cause. For the purposes of this Agreement, the Employer shall have “Cause” to terminate Executive’s employment under this Agreement upon:  (i)  the failure by Executive to perform his duties under this Agreement (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a written demand for performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties; (ii) the engaging by Executive in acts of dishonesty, incompetence, fraud, gross negligence, breach of fiduciary duty involving personal profit, willful misconduct or other gross misconduct injurious to the Employer;  (iii)  the violation by Executive of any law, rule or regulation (other than traffic violations or similar offenses) or formal or informal enforcement action of any governmental regulatory agency applicable to the Emoloyer or its personnel and injurious to the Bank; or (iv) the breach of this Agreement by Executive.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable written notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board at such meeting), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth above in any of clauses (i), (ii), (iii) or (iv) of this Section 3(e) and describing such conduct.

(f)            Termination Without Cause. The Employer may terminate the Executive’s employment for reasons other than Cause upon not less than 60 days prior written notice delivered to the Executive, in which event the Employer shall pay to the Executive, within 30 days of the date of termination, a lump sum payment equal to the unpaid Base Salary that would have been paid to or earned by the Executive pursuant to this Agreement, if the Executive had remained employed under the terms of this Agreement through the end of the Initial Term, or for a period of 12 months following the date of termination, whichever period is greater. If the Executive terminates his employment with the Employer during the Employment Term for “Good Reason” (defined in Section 4(c) below), other than following a Change of Control, such termination shall be deemed to have been a termination by the Employer of the Executive’s employment without Cause.

(g)           Change of Control. If the Executive’s employment by the Employer shall cease for any reason other than Cause within 12 months following a Change of Control that occurs during the Employment Term, the provisions of paragraph 4 below shall apply.

(h)           Termination as the Result of Non-Renewal. If the Employer does not extend the Employment Term under Section 1(a) then, upon the expiration of the Employment Term, the Employer shall pay to the Executive, within thirty (30) days of termination, a lump sum payment equal to 12 months Base Salary. However, at Employer’s option exercised at the time the Employer gives its notice of extension under Section 1(a), Employer may release Executive from the provisions of Section 5(b), upon which Executive shall be deemed to have waived and released any right to severance under this Section 3(h).

(i)            Resignation. Effective upon the Executive’s termination of employment for any reason, the Executive hereby resigns from any and all offices and positions related to the Executive’s employment with the Employer and any subsidiaries or affiliates thereof, and held by the Executive at the time of termination.

(j)            Regulatory Limits. Notwithstanding any other provision in this Agreement, (i) the Employer may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were for Cause under Section 3(e) hereof, to the extent required by the applicable Federal or state related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over the Employer and (ii) no payment shall be required to be made to or for the benefit of the Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Employer’s burden to prove that any such action was so required.

(k)           Notice of Termination. Any termination by the Employer or by Executive pursuant to the terms and provisions of this Agreement shall be communicated by written Notice of Termination, as defined in this Agreement, to the other party to this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice, given in accordance with the provisions of Section 15 of this Agreement, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(l)            No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

4.             Termination Following a Change of Control.

(a)           In the event the Employer terminates the Executive’s employment, or the Executive terminates employment with Good Reason, in either case within 12 months after a Change of Control, the Employer shall, within 60 days of termination, pay to the Executive a lump sum cash payment equal to 2.99 times the average annual compensation paid to the Executive by Employer and included in the Executive’s gross income for income tax purposes during the five full calendar years, or shorter period of employment, that immediately precede the year during which the Change of Control occurs.

(b)           For purposes of this Agreement, a “Change of Control” shall mean:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Employer (the “Outstanding Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Employer, (ii) any acquisition by the Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any other corporation controlled by the Employer, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 4(c); or

(2)           Individuals who, as of the date hereof (giving effect to the Executive replacing John F. Motzer as a member of the Board of Directors), constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Employer; or

(3)           Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Employer (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Employer or all or substantially all of the Employer’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer, the Employer, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)           Approval by the shareholders of the Employer of a complete liquidation or dissolution of the Employer without the establishment of a successor corporation.

(c)           “Good Reason” shall mean:

(i)            without Executive’s written consent, a significant change in the nature or scope of the authorities, powers, functions or duties of Executive or the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Employer, or a change in his reporting responsibilities, titles or offices, or any removal of Executive from any of such positions, except:  (1) in connection with the termination by the Employer of his employment for Cause or disability; or (2) in connection with the termination by Executive of his employment other than for Good Reason; or (3) as a result of his death; or

(ii)           any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(k) (and for purposes of this Agreement, no such purported termination shall be effective).

(d)           It is the intention of the parties hereto that the payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer determine that the payments provided for herein under Section 4 hereof constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, then the compensation payable under Section 4 hereof shall be reduced by the Employer in its sole discretion to the point that such compensation shall not qualify as an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder.

5.             Covenants.

(a)           Confidentiality. The Executive shall not, without the prior written consent of the Employer, disclose or use in any way, either during the Employment Term or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of the Executive’s employment by the Employer. The Executive acknowledges and agrees that it would be difficult to fully compensate the Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that the Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish the Employer’s right to claim and recover damages. The Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of their dealings, transactions or affairs which may come to the Executive’s knowledge in the pursuance of his duties or employment.

(b)           Non-Solicitation.

(i)            For a period of 24 months after the termination of Executive’s employment with the Employer for any reason (the “Date of Termination”), Executive will not contact or solicit, whether personally or indirectly through agents or representatives, any employee, consultant or service provider of the Employer, any subsidiary of the Employer, any affiliate of the Employer or any parent corporation of the Employer (the “Employer Group”) for the purpose of terminating his or her employment, consulting or service providing relationship with any member of the Employer Group. For purposes of this Section 5(b), employee, consultant or service provider shall include any employee, consultant or service provider who has performed any service or other work for any member of the Employer Group, or entered into a written agreement to so perform any such service or other work, at any time within six months prior to the Date of Termination.

(ii)           For a period of 12 months after the Date of Termination, Executive will not contact or solicit, whether personally or indirectly though agents or representatives, any current customer of the Employer Group for the purposes of soliciting, diverting, or taking away or attempting to so solicit, divert or take away from the Employer Group, the banking or lending business of any customer of the Employer Group.

(iii)          Executive agrees to provide a copy, or accurate written summary, of any of these restrictive covenants, still then applicable, to any person, firm, company or corporation from whom he seeks employment if that person, firm, company or corporation is a competitor of any member of the Employer Group. Employer acknowledges that it has received a copy of the restrictive covenants of its immediately prior employer.

(iv)          Executive represents to the Employer that the restrictions on his future business opportunities as provided in this Agreement are fair and protect legitimate business interests of the Employer Group. He further represents that,  even considering the restrictive covenants in this Agreement, he expects to be able to earn a good and reasonable living from those activities, areas, and opportunities not restricted by this Agreement.

(c)           Termination of Payments. Upon the breach by the Executive of any covenant under this Section 5, the Employer may terminate, offset or recover from the Executive immediately any and all benefits paid to the Executive pursuant to this Agreement, in addition to any and all other remedies available to the Employer under the law or in equity.

(d)           Modification. Although the parties consider the restrictions contained in this Section 5 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Section 5, as so amended, shall be enforced.

(e)           Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

6.             Withholding.

The Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

7.             Rules, Regulations and Policies.

The Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of the Employer, including without limitation the Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

8.             Return of Employer’s Property.

After the Executive has received notice of termination or at the end of his period of employment with Employer, whichever first occurs, the Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer.

9.             Construction and Severability.

The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted.

10.          Governing Law.

This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Maryland other than the choice of law rules thereof.

11.          Assignability and Successors.

This Agreement may not be assigned by the Executive or the Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of the Employer through merger or corporate reorganization.

12.          Counterparts.

This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

13.          Jurisdiction and Venue.

The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in the State of Maryland, and venue shall be in [Prince George’s County]. Each party shall be subject to the personal jurisdiction of the courts of the State of Maryland.

14.          Indemnification and Insurance.

During the Employment Term and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained to insure officers against personal liability for acts or omissions in connection with service as a director or officer of the Employer or any subsidiary or affiliate thereof or service in other capacities at the request of the Employer. The coverage provided to the Executive pursuant to this section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers of the Employer.

To the maximum extent permitted under applicable law, during the Employment Term and for a period of 6 years thereafter, the Employer shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any officer of the Employer or any subsidiary or affiliate thereof.

15.          Notices.

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(i)	If to the Employer:

The Washington Savings Bank
4102 Mitchellville Road
Bowie, MD 20716
	Attn:	Chair, Audit Committee of the Board of Directors

with a copy (which shall not constitute notice) to:

Henry D. Kahn, Esq.
Hogan & Hartson L.L.P.
111 S. Calvert Street
Suite 1600
Baltimore, MD 21202
Fax: 410/539-6981

(ii)	If to the Executive:

Phillip C. Bowman
636 Cove Terrace
Arnold, MD 21012

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

16.          Miscellaneous.

This Agreement constitutes the entire understanding and Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements.

This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

The services to be performed by the Executive are special and unique; it is agreed that any breach of this Agreement by the Executive shall entitle the Employer (or any successors or assigns of the Employer), in addition to any other legal remedies available to them, to apply to any court of competent jurisdiction to enjoin such breach.

*          *          *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

Attest:	THE WASHINGTON SAVINGS BANK

/s/ Henry D. Kahn	/s/ Kevin P. Huffman
	By:	Kevin P. Huffman
Its: President

/s/ Phillip C. Bowman
Phillip C. Bowman
Executive